SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): November 24, 1997


                              Applied Computer Technology, Inc.
            (Exact name of registrant as specified in its charter)


                 Colorado                0-26826            84-1164570
       (State or other jurisdiction     (Commission     (I.R.S. Employer)
           of incorporation)             File Number)   Identification No.)


                 2573 Midpoint Drive, Fort Collins, Colorado 80525
         (Address of Principal executive offices)               (Zip code)


      Registrant's telephone number, including area code (970) 490-1849



                                   N/A
          Former Name or Former Address, If Changed Since Last Report



















                                Page 1 of 2 Pages
                           Exhibit Index is on Page 2.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         None.

ITEM 9.  SALE OF EQUITY SECURITIES PURSUANT TO REGULATION S

         On November 24, 1997, the Company sold 1,500 shares of its Series B Preferred Stock, plus 82,192 Common Stock Purchase Warrants, to a foreign investor for $1,500,000. The Series B Preferred Shares may be converted into shares of the Company's Common Stock according to the following schedule: (i) after January 10, l998 - up to 500 shares (ii) after January 25, 1998 - up to 1,000 shares and (iii) after February 22, 1998 - all shares may be converted. Notwithstanding the above, no more than 150 preferred shares may be converted in any one calender week. The number of shares issuable upon the conversion of each Series B Preferred Share is to be determined by dividing $l,000 by the lower of
(i) $3.65, or (ii) 75% of the average closing bid price of the Company's common stock on the five trading days preceeding the conversion date. Under certain conditions the Company may redeem all or part of the Series B Preferred shares at a price of $1,150 per share. Each Warrant allows the holder to purchase one share of the Company's common stock for $4.02 at any time prior to November 21, 2000. The sale of the Series B Preferred Stock and Warrants was made in reliance upon Regulation S of the Securities and Exchange Commission.

         The following condensed pro forma balance sheet of the Company as of October 31, 1997 reflects the sale of these securities:

                                                                October 31, 1997
                          October 31, 1997  Adjustments (1)    (as adjusted)

Total Assets                $9,599,000         $1,400,000        $10,999,000
                            ==========                           ===========

Total Liabilities           $8,590,000                           $ 8,590,000
Stockholders' Equity         1,009,000         $1,400,000          2,409,000
                            ----------                           -----------
Total Liabilities and
 Stockholders' Equity       $9,599,000                           $10,999,000
                            ==========                           ===========


(1) Reflects sale of Series B Preferred Stock and Warrants for $1,500,000, less commissions and other offering expenses of $100,000.


                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


DATE: November 24, 1997                APPLIED COMPUTER TECHNOLOGY, INC.


                                       By:  /s/ Wiley E. Prentice, Jr.
                                            Wiley E. Prentice, Jr.
                                           President